Exhibit 10.5

CONSTELLATION ACQUISITION CORP I

181 Westchester Avenue

Suite 407A

Port Chester, NY 10573

[•], 2021

Constellation Sponsor GmbH & Co. KG

c/o MC Investments GmbH,

Tuerkenstrasse 7, 80333 Munich, Germany

Re: Administrative Services Agreement

Ladies and Gentlemen:

This letter agreement (this “Agreement”) by and between Constellation Acquisition Corp I (the “Company”) and Constellation Sponsor GmbH & Co. KG (the “Sponsor”), dated as of the date hereof, will confirm our agreement that, commencing on the date the securities of the Company are first listed on the New York Stock Exchange (the “Listing Date”), pursuant to a Registration Statement on Form S-1 and prospectus filed with the U.S. Securities and Exchange Commission (the “Registration Statement”) and continuing until the earlier of the consummation by the Company of an initial business combination or the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”):

1.       The Sponsor shall make available, or cause to be made available, to the Company, at 181 Westchester Avenue, Suite 407A, Port Chester, NY 10573 (or any successor location), office space and secretarial and administrative services and other obligations of the Sponsor as may be reasonably required by the Company. In exchange therefor, the Company shall pay the Sponsor up to $10,000 per month on the Listing Date and continuing monthly thereafter until the Termination Date; and

2.       The Sponsor hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind as a result of, or arising out of, this Agreement (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public shareholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”), and hereby irrevocably waives any Claim it may have in the future as a result of, or arising out of, this Agreement, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This Agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York for agreements made and to be wholly performed within such state, without regards to the conflicts of laws principles thereof.

[Signature Page Follows]

Very truly yours,

CONSTELLATION ACQUISITION CORP I

By:
Name: Thomas Stapp
Title: Chief Financial Officer

AGREED AND ACCEPTED BY:

CONSTELLATION SPONSOR GMBH & CO. KG
By
	Name:	Martin Weckwerth
	Title:	Managing Director of Constellation Sponsor GP GmbH on behalf of Constellation Sponsor GmbH & Co. KG

[Signature Page to Administrative Services Agreement]